AMENDMENT NO. [   ] TO FUND PARTICIPATION AGREEMENT

THIS AMENDMENT NO. [   ] TO THE FUND PARTICIPATION AGREEMENT is made as of this ____ day of_________________, 2014 by and between PRUCO LIFE INSURANCE COMPANY (the “Life Company”), an Arizona life insurance company, on behalf of itself and each Separate Account of the Company named in the Agreement (defined below), NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST (“Trust”), and NEUBERGER BERMAN MANAGEMENT INC. (“NB Management”), a New York corporation.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Life Company, the Trust, and NB Management are parties to a certain Fund Participation Agreement dated January 14, 2008 (the “Agreement”), in which the Life Company offers to the public certain variable annuity contracts and variable life insurance contracts; and

WHEREAS, the Life Company has established operational capabilities to utilize the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration verification system (“Fund/SERV”); and

WHEREAS, the parties desire to process purchase and redemption orders through the Fund/SERV system; and

WHEREAS, the parties now desire to further modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	Article I. Sales of Trust Shares is amended to include the following disclosure before section 1.1 :

The parties agree that they will ordinarily use the Fund/SERV system when the Life Company has the operational capacity to do so.  When using Fund/SERV, the following applies:

Same Day Trades. On each Business Day, the Life Company shall aggregate all purchase orders and redemption orders for each Separate Account received by the Life Company prior to 4:00 p.m. Eastern Time (“Day 1”). The Life Company shall communicate to the Trust by Fund/SERV, the aggregate purchase orders and redemption orders (if any) for each Account received by 4:00 p.m. Eastern time on Day 1 by no later than the NSCC's Defined Contribution Clearance & Settlement ("DCC&S") Cycle 8 (generally 7:30 a.m. Eastern time) on the following Business Day (“Day 2”). The Trust shall treat all trades communicated to the Trust in accordance with the foregoing as if received prior to 4:00 p.m. Eastern time on Day 1.  The Life Company represents that orders it receives after 4:00 p.m. Eastern Time (“Day 2”) will be transmitted to the Trust using the following Business Day’s net asset value.

2.           Ratification and Confirmation of Agreement.  In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.           Counterparts.                                This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.           Full Force and Effect.  Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

PRUCO LIFE INSURANCE COMPANY

By:
Name:
Title:
Date:

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

By:
Name:
Title:
Date:

NEUBERGER BERMAN MANAGEMENT INC.

By:
Name:
Title:
Date: